March 11, 2019 Francisco Aristeguieta Private & Confidential Dear Francisco: We are pleased to offer you employment with State Street Asia Limited (“the Company”) reporting to Ronald P. O’Hanley, the President and Chief Executive Officer of State Street Corporation (“State Street”). We look forward to the meaningful value that you will add to State Street’s international businesses and to the role you will play as you become a member of State Street’s top leadership. As the Chief Executive Officer of State Street International, you will be in a position to have a significant impact on State Street’s long term growth potential, and your success in this role will position you for further advancement within State Street’s senior management. The terms and conditions of this offer of employment are set out below. This offer and the commencement of your employment are subject to certain conditions described below. This offer letter supersedes our initial offer letter dated March 8, 2019. START DATE Your start date with the Company will be July 1, 2019. POSITION You will be the Executive Vice President and Chief Executive Officer of State Street International. You will report to Mr. O’Hanley (the “CEO”) and will also be a member of the Management Committee, State Street’s most senior policy and strategy-setting group. You will perform all acts, duties and obligations and comply with such policies and procedures as may be designated by the CEO and which are reasonably consistent with your job title. The CEO may require you to undertake the duties of another position or duties of a different nature, either in addition to or instead of the duties described here, it being understood that you will not be required to perform duties which are not reasonably within your capabilities, or, where such duties would require regulatory authorisation, approval or consent, until such time as such authorisation, approval or consent has been obtained. In particular your initial duties will include the following: • In coordination with the global business heads, responsibility for setting the strategic direction and development of businesses outside of the North America region, which includes the United States (“U.S.”), Canada, and the Cayman Islands, as directed by the CEO. • Attracting, retaining and developing a high performing, engaged and diverse international workforce. Ensuring effective succession planning and talent management across the businesses and corporate functions, working with global heads to develop talent strategies across business and corporate lines creating opportunities for staff across State Street. Francisco Aristeguieta Employment Agreement Page 1

• Responsibility for developing and monitoring the implementation of client engagement efforts across all business units and for building State Street’s profile and position in international markets through the development of strategic partnerships with clients and prospects; functioning as the most senior ranking State Street representative outside of North America. • Working collaboratively with regional and global management to create alignment of State Street’s capabilities with clients’ business strategy/direction, with particular emphasis on growing State Streets market share in mature markets and positioning State Street for growth in emerging markets. • Seeking, and overseeing the execution of opportunities in conjunction with global business heads for non-organic expansion opportunities that fit with State Street’s corporate strategy. • Providing oversight and such assistance to the relevant regional or country head as may be required or requested to ensure an effective control environment by ensuring systems, processes and procedures mitigate risk and are fully compliant with standards and regulations. • Assisting the relevant regional or country head in developing and maintaining open and constructive relationships with non-U.S. regulatory authorities. In addition, you will be expected to: • Operationalize and monitor the overall implementation of global client strategy, particularly as related to non-U.S.-based clients. • Ensure non-U.S. structures are correctly aligned within regions and markets. • Help the CEO evaluate additional strategies and actions to leverage bank powers. • Work with the CEO, the CFO, and key Management Committee members to strengthen State Street management processes, consistent with strategy. • Drawing on prior experience, work with the CEO on overall transformation strategy, and overall operational and organizational effectiveness. The CEO may require you (as part of your duties of employment) to perform duties or services not only for the Company but for any of its Associated Companies where such duties or services are of a similar status to or consistent with your position with the Company. “Associated Companies” means any entity controlling, controlled by or under common control with the Company, including direct and indirect subsidiaries and includes, without limitation, State Street and State Street Bank and Trust Company and all of their direct and indirect subsidiaries. PLACE OF WORK AND ANTICIPATED RELOCATION Your initial place of work will be at the Company’s premises located at L68, Two International Finance Centre, 8 Finance Street, Central, Hong Kong. However you may be required to work at any other premises which the Company currently uses or may later use in Hong Kong. You will also be required to travel within Hong Kong and abroad for the performance of your duties. It is the intention of both you and State Street that you will ultimately be located at State Street’s headquarters in Boston, Massachusetts. Your initial employment in Hong Kong is anticipated to last for approximately two years, after which you may be temporarily relocated to another country (most likely in Europe) as an interim step toward this objective. In connection with such anticipated relocations, State Street will offer you appropriate terms and conditions of employment, commensurate with your role, which will supersede this agreement. Of course, your ultimate relocation to Boston is subject to satisfaction of visa and other regulatory requirements. COMPENSATION GENERALLY State Street’s approach to employee compensation is based on total compensation and pay-for- performance. The Board of Directors of State Street or its delegate (the “Board”) sets annual total compensation targets for members of the Management Committee based on an assessment of each executive’s role and responsibilities, performance trend, competitive and market factors, and internal Francisco Aristeguieta Employment Agreement Page 2 equity. As a part of your target total compensation package, you will be eligible to be considered for annual discretionary incentive compensation awards under the State Street incentive compensation plans applicable to your role (the “Plans”). Awards under the Plans are made at the sole discretion of the Board and are based upon company performance, individual performance, risk factors and such other factors as are determined by the Board. The Board may award amounts greater than or less than the annual total compensation target, in its discretion. The Board may also adjust the proportion of immediate cash and deferred compensation in each award and the type, form and structure of deferred compensation, as well as the threshold for deferred compensation eligibility at any time. Receipt of incentive compensation is subject to the terms and conditions of the applicable incentive and deferred compensation plans and award documents approved by the Board as in effect from time to time, including any forfeiture and/or clawback provisions therein. Although State Street intends to continue to use incentive compensation plans to reward performance indefinitely, the Board may amend, modify or terminate its plans and programs at any time. State Street’s incentive compensation program is subject to the applicable guidance and regulations of the Board of Governors of the Federal Reserve System (“FRB”) and of other regulators world-wide, which may require that certain risk-mitigating or other features be included in your incentive awards. Because your position will be deemed a “material risk taker” position for FRB purposes, your incentive awards will be subject to applicable clawback/forfeiture requirements, as implemented from time to time by the Board. Incentive compensation awards are typically made in the first quarter of each calendar year. You must be employed in good standing on the date an award is made in order to earn and receive it. ANNUAL REVIEW State Street reviews performance at least annually in connection with determining incentive compensation awards in respect of the prior year. Upon joining State Street, you will be assuming a newly-created role as the CEO of State Street International. As this role is being created in order to have you focus on optimizing State Street’s organizational structure and business model and activities outside of North America in order to further State Street’s long-term global business strategy, during the 2019 and 2020 calendar years, State Street will evaluate your performance principally based on your achievement of specific goals, milestones and metrics determined by State Street in its reasonable discretion and that are associated with the review and enhancement of the organizational structure and business model and activities of State Street’s international business. This evaluation will be a significant element of the CEO’s recommendations to the Board regarding your performance and incentive compensation under the Plans. You will remain accountable for meeting financial targets set by State Street in its reasonable discretion, for regulatory compliance requirements and for applicable risk management standards. 2019 COMPENSATION Your base salary will be paid at the gross rate of HKD 5,500,000 per annum, (i.e., approximately HKD 458,333.33 per month). You will be on the local Hong Kong payroll, and you can expect to be paid via auto-pay on or about the 18th of each month. The Company shall be entitled at any time during your employment, and in any event on termination, howsoever arising, to deduct from your remuneration any monies due from you to the Company including but not limited to any outstanding loans, advances, the cost of repairing any damage or loss to the Company’s property caused by you, excess holiday and any other monies owed by you to the Company, to the extent permitted by law. Your total incentive compensation award for the 2019 performance year shall be no less than USD 6,800,000 less all applicable taxes and deductions, and will be granted under and subject to the terms of the Plan then in effect, including without limitation that you are employed by State Street on the award payment date; provided, however, that if State Street, under applicable law, regulation, or guidance, or any applicable State Street policy or practice reduces or cancels any amount remaining to be paid or recovers (or seeks recovery of) any amount previously paid, it shall be authorized to do so in its sole discretion. It is expected that your 2019 incentive compensation shall be paid as follows, provided, however, that the type of award and allocation among awards are subject to the discretion of the Board Francisco Aristeguieta Employment Agreement Page 3

(consistent with compensation approach for other Management Committee members and subject to applicable regulatory considerations) –  15% in the form of a lump sum cash payment, subject to necessary approvals of the award by the Board or an authorized officer, to be made in the first quarter of 2020.  20% in the form of a deferred value award (“DVA”), subject to necessary approvals of the award by the Board or an authorized officer, to be made in the first quarter of 2020.  25% in the form of a deferred stock award (“DSA”), subject to necessary approvals of the award by the Board or an authorized officer, to be made in the first quarter of 2020.  40% in the form of performance restricted stock unit award (“PRSU”), subject to necessary approvals of the award by the Board or an authorized officer, to be made in the first quarter of 2020. Any such DVA, DSA or PRSU will be subject to your acceptance of the form of award agreement and governing incentive plans that are applicable at that time. Sample copies of the 2019 forms of DVA, DSA and PRSU award agreement, which will provide an overview of State Street’s current practice, are attached for your review as Attachments A, B and C. The DVA, DSA and PRSU described here will include the same performance conditions, vesting schedule and/or holding requirements that apply to U.S. Management Committee members generally, except to the extent State Street determines it prudent or necessary to modify them based on considerations of applicable laws, rules, regulations, or guidance. 2020 COMPENSATION Subject to approval by the Board, we intend that your initial base salary will continue in effect for 2020, and that you will be eligible for a target total compensation package of approximately USD 7,000,000. The balance of that compensation package is expected to be delivered in the form of incentive compensation opportunities under the Plans. However, to the extent that State Street determines that you are EU Identified Staff and/or a Senior Manager for purposes of Senior Managers and Certified Persons Regime of the UK Financial Conduct Authority, some portion of the balance may be delivered in the form of a role based allowance. Actual compensation will be determined by the Board. COMPENSATION FOLLOWING RELOCATION FROM HONG KONG It is anticipated that by the end of 2021 you will be relocated from Hong Kong to either Boston, Massachusetts, or to a city in another country (most likely in Europe) as an interim step toward relocation to Boston. Relocation from Hong Kong will likely be in conjunction with either the expansion of your current position or your taking an entirely new position. Upon your relocation outside of Hong Kong, and subject to Board approval, State Street expects to adjust your annual total compensation target to reflect how your role has evolved at that time. We expect that you will take on a larger or otherwise different role and that your target total compensation package will be no less than USD 8,000,000. This target will be determined by the Board based on the specifics of your role and your performance trend up to that point. Actual compensation will be determined by the Board. EXPATRIATE AND OTHER BENEFITS For the duration of your assignment in Hong Kong, you will be provided with an expatriate allowance at the rate of HKD 7,850,000 per annum, prorated for a partial year of service in 2019. This allowance will be paid only for the duration of your employment in Hong Kong. You will be responsible for all local tax liabilities associated with this allowance. For 2019, the Company will pay 50% in July 2019, and will pay the balance in approximately equal monthly instalments over the remaining months, for total payments of no more than HKD 3,925,000. For future years, the Company will pay 50% each January, with the balance paid out monthly over the remainder of the year. Francisco Aristeguieta Employment Agreement Page 4

Should you initially be relocated to a country other than the U.S. following the conclusion of your assignment in Hong Kong, you will be treated as an expatriate with a home country of the U.S. in accordance with the long-term international assignment policy that is in effect at that time for executives of State Street. In addition, during your assignment in Hong Kong and any subsequent expatriate assignment, you will have the exclusive use of a car and driver, will be provided up to two club memberships, and will also be eligible for tax preparation services. In addition, State Street will fund travel-related tax liabilities pursuant to its Business Travel Compliance Program, A copy of State Street’s current long-term international assignment policy is attached for your review as Attachment D. Copies of State Street’s current Business Travel Compliance Policy and an associated document regarding State Street’s current Business Trip Compliance and Immigration Program are attached as Attachments E and F. State Street will also pay for first-class airfare for business travel as is currently provided to all Management Committee members. BUY-OUT AWARDS The Company intends to buy out unvested deferred compensation awards from your previous employer that you forfeit by joining the Company. The Company understands that these are in the form of deferred stock awards and performance share units and have a maximum combined unvested value of USD 12,000,000. Any such buy-out will be subject to the applicable laws, regulations, and guidance in force at the time the buy-out occurs. The amount of, and the terms and conditions applying to, any buy-out will only be confirmed to you after the Company has received from you documentation in a form satisfactory to it evidencing the value that you have forfeited. The amount of the buy-out will reflect the amounts so evidenced and shall be no greater than the total amount shown to have been forfeited or the maximum amount stated in the previous paragraph. In respect of this buy-out, the Company expects to award you:  One or more DSAs as have a value equivalent to that of the unvested portion of the deferred stock award from your previous employer that you forfeit by joining the Company; and  One or more PRSUs providing a total target value at the time of the grant equivalent to that of the unvested portion of the performance share units that you forfeit by joining the Company. Calculation of forfeiture and new grant values in respect of this buy-out will be determined with reference to the price of State Street shares at target and price of shares at target of your former employer valued based on their respective closing stock prices on the New York Stock Exchange on March 15, 2019. The grant of these buy-out awards is subject to the approval of the Board and to your acceptance of the terms and conditions of the applicable plan and award agreement documents in effect at the time of grant. You must be employed in good standing on the date these awards are made in order to receive them. The shares subject to the DSAs and the PRSUs described here will be subject to vesting schedules intended to align substantially with the awards you are forfeiting, except as needed to align with State Street’s administrative practices or the extent State Street determines it prudent or necessary to modify the vesting schedules or holding periods based on considerations of applicable laws, rules, regulations, or guidance. The performance metrics and pay-out parameters of the PRSUs will use the same metrics as those used for the PRSUs awarded to members of State Street’s Management Committee in March 2019 (regardless of the relevant performance metrics, prior performance towards those metrics and pay-out parameters of the performance share units forfeited to your former employer), except that the performance periods may vary as needed to align with the awards you are forfeiting or as needed to align with State Street’s administrative practices. Francisco Aristeguieta Employment Agreement Page 5

CHANGE OF CONTROL AGREEMENT As a member of the Management Committee, State Street will offer you the opportunity to enter into a Change in Control Employment Agreement. A copy of the current form of agreement applicable to this position and expected to be offered to you is provided as Attachment G to this agreement. TERMINATION OF SERVICE The Company may terminate the employment by giving no less than three months’ advance notice in writing or payment in lieu of notice. In order to permit the Company and State Street to safeguard their business interests and goodwill in the event of your resignation from employment for any reason, you agree to give the Company and State Street 180 days’ advance notice of your resignation. After giving such notice, you will cooperate with the Company and State Street and provide them with any requested information to assist with transitioning your duties, accomplishing its or their business, and/or preserving its client relationships. In its sole discretion, the Company may place you on a garden leave, as described below. However, you will not be eligible for any incentive compensation awards made on or after you give notice or to accrue any annual leave save as required by statute. In its sole discretion, the Company may give immediate effect to your resignation by making a payment in lieu of any notice due. The Company reserves the right to terminate your employment without prior notice or payment in lieu of notice in the event that you conduct yourself in such manner as would entitle the Company to dismiss you summarily in accordance with the provisions of the Hong Kong Employment Ordinance or under common law. SEVERANCE BENEFIT Because State Street intends eventually for you to be employed in the U.S., it wishes at this time to offer you a severance benefit consistent with that provided under the State Street Corporation Severance Plan, as in effect from time to time in the U.S. (the “Severance Plan”). A copy of the current Summary Plan Description of the Severance Plan is attached as Attachment H, so that you may review its current terms. State Street reserves the right to modify the Severance Plan and the benefits available under it, at any time. Accordingly, if your employment is terminated involuntarily by the Company under circumstances that would make you eligible for benefits under the Severance Plan, the Company will offer you the opportunity to receive the Base Severance, Outplacement, and Special Severance benefits that would be available to you under the Severance Plan if you were located in the U.S. (as those capitalized terms are defined in the Severance Plan). The value of any such benefits will be offset by the value of any statutory severance to which you may be entitled. You will be required to execute and comply with a separation agreement containing a general release of claims and other terms in a form acceptable to the Company as a condition of receiving and retaining any such benefits. Under no circumstances will you be entitled to any such benefits if your employment is terminated summarily in accordance with the provisions of the Hong Kong Employment Ordinance or under common law. GARDEN LEAVE The Company reserves the right to exclude you from the premises of the Company and require you not to attend work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or the Company) (the “Garden Leave Period”), provided always that the Company shall continue to pay your salary and contractual benefits for the duration of this Agreement. During any period of notice or Garden Leave Period, you will remain a Company employee and therefore cannot act against the interests of the Company. Amongst other things, this means that: (a) You must not be employed by or otherwise provide services to any third party (unless agreed in advance with the Company in writing); and Francisco Aristeguieta Employment Agreement Page 6

(b) You must not compete or prepare to compete with the Company or assist a competitor in any way, including by diverting or preparing to divert Company clients or business to a competing business; and (c) You must not undermine the business of the Company in any way; and (d) You must comply with all lawful policies, practices, and instructions of the Company (including any instruction not to contact customers, prospective customers, employees or business contacts of the Company or any Affiliate). Accordingly, your obligations of confidentiality, good faith and fidelity remain in place at all times. Breach of these obligations may be grounds for summary dismissal. WORKING HOURS The normal working hours are from 9:00 a.m. to 6:00 p.m. Monday to Friday with one hour for lunch. You will of course understand that the Company reserves the right to change your work hours and the days upon which you work depending on operational needs. Although you are entitled to Saturdays and Sundays off, only Sunday shall be considered a rest day for the purposes of the Employment Ordinance and other days off may be appointed as your alternative statutory holidays or substituted rest days at the Company’s discretion. Your salary is compensation for all hours you work for the Company. ANNUAL LEAVE You are entitled to an annual paid vacation of 22 days. Leave must be taken in accordance with the policy of the Company. You will accumulate leave pro-rata from the first day of employment. You will be deemed to have taken your entitlement to statutory annual leave first in any leave year. SICK LEAVE, MEDICAL PLANS AND PROVIDENT FUND Sick days and sickness allowance will be in accordance with the Employment Ordinance. The Company may, at its discretion, grant more generous sickness benefits from time to time. There is no contractual right to more generous benefits. The Company reserves the right to require you to undergo a medical examination by a doctor or consultant nominated by the Company at any time, in which case the Company will bear the cost of such medical examination. By executing this Agreement, you consent to: (a) the disclosure to the Company of the results of the examination by such doctor or consultant; (b) the Company disclosing your sick leave records to the doctor or consultant; and (c) the Company asking the doctor or consultant directly any follow-up questions in relation to the medical report, prognosis or about the examination. You will be enrolled in the Company’s Medical/Dental, Life and Accidental Death & Dismemberment Insurance Plans. On appointment, you will be enrolled under the Provident Fund Scheme. Descriptions of these plans are detailed in the ‘Employee Handbook’. The Company reserves the right to terminate or substitute these benefits or amend the scale of benefits. If any scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to you, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof. ADMINISTRATIVE LEAVE The Company reserves the right to exclude you from the premises of the Company and require you not to attend work or not to undertake all or any of your duties at any time. During any such period, you will be entitled to receive your usual pay and all contractual benefits in accordance with this Agreement and subject to applicable law. TAXES Any income taxes levied on your total income, including without limitation any benefits provided under this agreement, will be your responsibility. Francisco Aristeguieta Employment Agreement Page 7

DATA PROTECTION You consent to the Company processing your personal data for the purposes and in connection with your employment, for the Company’s business and administrative purposes of and for the purpose of complying with applicable laws, regulations and procedures. When necessary for these purposes, the Company may make such data available to Associated Companies, to its advisers, agents and service providers (including, but not limited, to its IT systems suppliers and its pension, benefits and payroll administrators), its customers or business contacts if necessary for the Company’s business operations, to regulatory and tax authorities, to any potential purchasers of the Company or any part of the Company’s business or otherwise as required by law. Your personal data may be made available to authorised personnel in other jurisdictions in which the Company’s operates. Where you process personal data (whether of past, current or future employees, clients or other persons), you will comply at all times with applicable legislation. You consent to the Company monitoring and recording, without further notice to you, your actions and activities as recorded on its computer, telecommunications and security systems and any use you make of such systems from time to time. You agree to comply with the Company’s policy concerning the use of such systems. CONDITIONS This offer and the commencement of your employment are conditioned to the completion of satisfactory reference and background checks. These checks include verification of your employment, address and education histories and a review of your criminal and credit background, as well as your completion and the satisfactory resolution of any issues identified in, State Street’s Questionnaire for Executive Officers, and anti-bribery questionnaire. Failure of these checks to will result in withdrawal of this offer of employment. This offer and the commencement of your employment are also conditioned on your execution of the Confidentiality, Intellectual Property and Restrictive Covenant Protective Agreement in the form provided as Attachment I; however, that document does not form a part of this contract of employment as defined by the Employment Ordinance or otherwise. (The remainder of this page is intentionally left blank.) Francisco Aristeguieta Employment Agreement Page 8

OTHERS It is not the intention of this letter to detail all the terms and conditions of employment and this letter should be read in conjunction with our Employee Handbook. The provisions of the Employee Handbook do not form part of this contract of employment unless expressly stated so to do. The Company’s policies and procedures, as well as local laws, will apply to any elements not covered in this letter. The various provisions and sub-provisions of this letter are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this letter. This letter is governed by and construed in accordance with Hong Kong laws, and you and the Company submit to the non-exclusive jurisdiction of the Hong Kong courts. If you find the above terms and conditions acceptable, please sign and return the duplicate copy of this letter. We look forward to welcoming you to the State Street Team. Yours sincerely, For and on behalf of State Street Asia Limited /s/ Kathryn M. Horgan Kathryn M. Horgan Executive Vice President Chief Global Human Resources and Citizenship Officer I accept and agree to the above terms and conditions. /s/ Francisco Aristeguieta Name: Francisco Aristeguieta Date: 04/02/2019 Francisco Aristeguieta Employment Agreement Page 9